EXHIBIT 10.26

CONFIDENTIAL

November 17, 1999

Mr. K. Jeffrey Dahlberg
Chief Executive Officer
Grow Biz International, Inc.
4200 Dahlberg Drive
Minneapolis, MN 55422-4837

Dear Mr. Dahlberg:

         The purpose of this letter is to confirm the engagement of Sheldon Fleck ("Advisor") to act as a non-exclusive financial advisor during the term of this Agreement to Grow Biz International, Inc. (the "Company") in connection with a potential Strategic Transaction involving the Company. For purposes hereof, a "Strategic Transaction" shall mean whether in one or a series of transactions, directly or indirectly, (i) the sale or other transfer of 5% or more of the common stock of the Company owned beneficially or of record by K. Jeffrey Dahlberg or Ronald Olson in connection with a change in the management positions of Dahlberg or Olson which transaction is determined by the Board of Directors to be in the best interests of the Company, or (ii) the sale or other transfer of all or a significant portion of the assets or business of the Company or any significant concept of the Company in connection with a change in the management positions of Dahlberg or Olson which transaction is determined by the Board of Directors to be in the best interests of the Company. The term Strategic Transaction shall not include a sale or other transfer of all or a significant portion of the assets or business of the Company's concepts, provided that such sale or other transfer is not part of a larger transaction which taken as a whole meets the definition of "Strategic Transaction" set forth above.

1. In connection with his engagement hereunder, Advisor will advise and assist the Company in the areas of strategic planning, corporate reorganization, management restructuring and business development. Advisor will also provide such other financial advisory services as may be mutually agreed upon by the Company and Advisor.

2. As compensation for Advisor's services hereunder, the Company shall issue to Advisor a warrant for the purchase of 200,000 shares of the Company's common stock (the "Warrant") upon closing and consummation of a Strategic Transaction which meets both of the following conditions:

         (a) The Strategic Transaction involves a party with whom the Advisor or the Company or their respective representatives had discussions or negotiations during the term of this Agreement.

         (b) A letter of intent or definitive agreement with respect to the Strategic Transaction is entered into during the term of this Agreement or during the six months thereafter.

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Mr. K. Jeffrey Dahlberg, CEO
Grow Biz International, Inc.
November 17, 1999
Page 2


         The Warrant shall be exercisable at a price of $6.00 per share for a term of eight years and include a cashless exercise provision as well as permitting exercise by surrender of Company common stock by the holder. In addition, the Warrant shall include registration rights (one demand right, unlimited piggy back rights and other customary provisions) and typical anti-dilution protection in the event of splits, combinations and recapitalizations.

         Notwithstanding the foregoing, in the event Advisor has taken reasonable efforts to consummate a Strategic Transaction, but the Strategic Transaction causing the issuance of the Warrant is closed and consummated on or before February 29, 2000 with a person or entity who without any prior contact or discussion with Advisor was introduced to the Company by an investment banking firm or other advisor to which the Company is obligated to pay a fee as a result of such Strategic Transaction, then the number of shares purchasable by Advisor under the Warrant shall be reduced to 100,000 shares of the Company's common stock.

3. In addition to the Warrant that may be issuable to Advisor hereunder (and regardless of whether a Strategic Transaction occurs), the Company hereby agrees from time to time upon Advisor providing Company with receipts and other documentation requested by Company, to reimburse Advisor promptly for reasonable travel and other out-of-pocket expenses incurred by Advisor in performing its services hereunder, including, but not limited to, all attorney's fees incurred in connection with this letter and the services provided hereunder. Company's obligation for reimbursement of Advisor's expenses shall not exceed $25,000 in the aggregate, unless approved by the Company.

4. The term of Advisor's engagement as financial advisor to the Company shall commence on the date hereof and continue until the earlier of the consummation of a Strategic Transaction or February 29, 2000, unless extended by mutual, written consent of the parties hereto. Termination of the engagement shall not affect the indemnification, contribution and confidentiality obligations of the Company and Advisor, the right of Advisor to receive the Warrant or the right of Advisor to receive reimbursement for its reasonable out-of pocket expenses as described above.

5. The Company agrees to indemnify Advisor and related persons to the extent of the indemnification letter attached hereto as Schedule A, the provisions of which are incorporated herein in their entirety.

6. The Company recognizes and confirms that Advisor in acting pursuant to this engagement will be using information in reports and other information provided or approved in writing by the Company, and that Advisor does not assume responsibility for and may rely, without independent verification, on the accuracy and completeness of any such reports and information. The Company agrees that any information or advice rendered by Advisor or his representatives in connection with this engagement is for the use of Advisor in rendering his services hereunder or confidential use of the Company's Board of Directors only in its evaluation of a transaction and, except as otherwise required by law, the Company will not, and will not permit any third party to, disclose or

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Mr. K. Jeffrey Dahlberg, CEO
Grow Biz International, Inc.
November 17, 1999
Page 3


         otherwise refer to such, advice or information in any manner without Advisor's prior written consent.

7. Advisor agrees to keep confidential all material nonpublic information provided to it by the Company ("Information"), except as required by law or securities regulators, or to the extent such Information is already in public domain, has been obtained by a third party without violating any duty of confidentiality to the Company, is independently discovered by Advisor. Notwithstanding anything to the contrary herein, Advisor may disclose nonpublic Information to its agents, advisors and potential parties to a Strategic Transaction whenever Advisor determines that such disclosure is necessary to provide the service contemplated hereunder but shall inform them and bind them by written agreement to Advisor's confidential obligation and to their obligation to refrain from trading in the Company's securities while in possession of material, nonpublic information about the Company.

8. This Agreement (a) shall be governed by and construed in accordance with the laws of the State of Minnesota, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof, (b) incorporates the entire understanding of the parties with respect to the subject matter hereof and supersedes all previous agreements should they exist with respect thereto, (c) may not be amended or modified except in writing executed by the Company and Advisor, and (d) shall be binding upon and inure to the benefit of the Company, Advisor, and other Indemnified Parties and their respective successors and assigns. The Company acknowledges that Advisor in connection with its engagement hereunder is acting as an independent contractor with duties owing solely to the Company and that nothing in this Agreement is intended to confer upon any other person any rights or remedies hereunder or by reason hereof.

         This agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Please confirm that the foregoing is in accordance with your understanding of our agreement by signing and returning to us a copy of this letter.


Very truly yours,


/s/ Sheldon Fleck
--------------------------------
Sheldon Fleck

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Mr. K. Jeffrey Dahlberg, CEO
Grow Biz International, Inc.
November 17, 1999
Page 4


Accepted and agreed to as of the date set forth above:

GROW BIZ INTERNATIONAL, NC.


By: /s/ K. Jeffrey Dahlberg
    -------------------------------
        K. Jeffrey Dahlberg
Its:    Chief Executive Officer

                                   SCHEDULE A

                                 INDEMNIFICATION

In the event that Advisor (which term includes Advisor's legal counsel, Advisor's accountant, Lee Javorski and Advisor's assistant, Marilyn Hall) becomes involved in any capacity in any action, proceeding or investigation (pending or threatened) brought by or against any person, including shareholders of the Company, related to, arising out of or in connection with Advisor's engagement as provided in this letter, the Company will reimburse Advisor for his reasonable, out of pocket legal and other expenses (including the cost of any investigation and preparation) as such expenses are incurred in connection therewith, except to the extent that Advisor directly or indirectly commences such action, proceeding or investigation or Advisor's involvement in such action, proceeding or investigation results from the gross negligence or willful misconduct of Advisor (as determined by the judgment of a court of competent jurisdiction no longer subject to appeal or further review). The Company also will indemnify and hold Advisor harmless against any and all losses, claims, damages or liabilities to any such person related to, arising out of or in connection with the engagement of Advisor hereunder, except to the extent that any such loss, claim, damage or liability results from the gross negligence or willful misconduct of Advisor (as determined by the judgment of a court of competent jurisdiction no longer subject to appeal or further review). If for any reason (other than the gross negligence or willful misconduct of Advisor) the foregoing indemnification is unavailable to Advisor or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by Advisor as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of the Company and its shareholders on the one hand and Advisor on the other hand in the matters contemplated by this letter as well as the relative fault of the Company and Advisor with respect to such loss, claim, damage or liability and any other relevant equitable considerations; provided that, in no event will the aggregate contributions of Advisor hereunder exceed the amount of fees (or the value of the Warrant) actually received by Advisor pursuant to this letter. The reimbursement, indemnity and contribution obligations of the Company under this paragraph shall be in addition to any liability which the Company may otherwise have, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company and Advisor. The Company also agrees that Advisor shall not have any liability to the Company or any third person asserting claims on behalf of or in right of the Company related to, arising out of or in connection with the engagement of Advisor hereunder except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Company are caused by the gross negligence or willful misconduct of Advisor (as determined by the judgment of a court of competent jurisdiction no longer subject to appeal or further review). The Company agrees that it will not, without the prior written consent of Advisor, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claims, suits or proceeding in respect to which indemnification may be sought pursuant to this letter agreement unless such settlement, compromise, consent or termination includes a release of Advisor from any liabilities arising out of such action, claim, suit or proceeding. The indemnity and contribution obligations of the Company as set forth herein shall be in addition to any liability or obligation the Company may otherwise have to Advisor. Prior to entering into any agreement or arrangement with respect to, or effecting, any proposed sale, exchange, dividend or other distribution or liquidation of all or a significant portion of its assets in one or a series of transactions or any significant recapitalization or reclassification of its outstanding securities that does not directly or indirectly provide for the assumption of the obligations of the Company set forth in this Schedule A, the Company will notify Advisor in writing thereof (if not previously so notified) and, if requested by Advisor, shall use its best efforts to arrange in connection therewith alternative means of providing for the obligations of the Company set forth in this paragraph upon terms and conditions reasonably satisfactory to Advisor. The provisions of this Schedule A shall survive any termination or completion of the engagement provided by this letter agreement.